                                                                     EXHIBIT 11



                      NORRELL CORPORATION AND SUBSIDIARIES
                    COMPUTATION OF PRIMARY EARNINGS PER SHARE
           (Dollars and shares in thousands, except per share amounts)




                                                             Three Months Ended           Six Months Ended
                                                            ----------------------     ----------------------
                                                            April 27,    April 28,     April 27,    April 28,
                                                              1997         1996          1997         1996
                                                              ----         ----          ----         ----
INCOME AVAILABLE TO COMMON SHARES
PRIMARY:
   Net income applicable to common stock                     $ 8,479      $ 6,249      $15,680      $11,363
                                                             =======      =======      =======      =======

WEIGHTED AVERAGE SHARES
PRIMARY:
   Common shares                                              23,959       23,369       23,839       23,318
   Common share equivalents applicable to stock options        1,985        1,560        1,998        1,534
                                                             -------      -------      -------      -------
     Total                                                    25,944       24,929       25,837       24,852
                                                             =======      =======      =======      =======

EARNINGS PER SHARE
PRIMARY:
   Net income applicable to common stock                     $  0.33      $  0.25      $  0.61      $  0.45
                                                             =======      =======      =======      =======

                     NORRELL CORPORATION AND SUBSIDIARIES
               COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE
         (Dollars and shares in thousands, except per share amounts)




                                                              Three Months Ended         Six Months Ended
                                                            ----------------------    -----------------------
                                                            April 27,    April 28,    April 27,     April 28,
                                                              1997         1996         1997          1996
                                                              ----         ----         ----          ----
INCOME AVAILABLE TO COMMON SHARES
FULLY DILUTED:
   Net income applicable to common stock                     $ 8,479      $ 6,249      $15,680      $11,363
                                                             =======      =======      =======      =======

WEIGHTED AVERAGE SHARES
FULLY DILUTED:
   Common shares                                              23,959       23,369       23,839       23,318
   Common share equivalents applicable to stock options        1,985        1,864        1,998        1,888
                                                             -------      -------      -------      -------
     Total                                                    25,944       25,233       25,837       25,206
                                                             =======      =======      =======      =======

EARNINGS PER SHARE (A)
FULLY DILUTED:
   Net income applicable to common stock                     $  0.33      $  0.25      $  0.61      $  0.45
                                                             =======      =======      =======      =======







(a) This calculation is submitted in accordance with Regulation S-K 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.